Exhibit 10.57

SABRE CORPORATION

NON-EMPLOYEE DIRECTORS COMPENSATION DEFERRAL PLAN

SECTION 1

Establishment and Purpose

Sabre Corporation, a Delaware corporation hereby establishes this Non-Employee Directors Compensation Deferral Plan (the “Plan”) effective as of October 29, 2014 (the “Effective Date”). The purpose of the Plan is to provide qualified individuals who are not employees of the Company who serve as members of the Board with an opportunity to defer payment of a portion of their directors’ fees on the terms and conditions set forth herein.

SECTION 2

Definitions

For the purposes of the Plan, the following capitalized words will have the meanings set forth below:

“Annual Meeting” means an annual meeting of the Company’s stockholders.

“Beneficiary” or “Beneficiaries” means an individual or entity designated by a Non-Employee Director on a Beneficiary Designation Form to receive Deferred Benefits in the event of the Non-Employee Director’s death; provided, however, that, if no such individual or entity is designated or if no such designated individual is alive at the time of the Non-Employee Director’s death, Beneficiary will mean the Non-Employee Director’s estate.

“Beneficiary Designation Form” means a document, in a form approved by the Committee to be used by Non-Employee Directors to name their respective Beneficiaries. No Beneficiary Designation Form will be effective unless it is signed by the Non-Employee Director and received by the Committee prior to the date of death of the Non-Employee Director.

“Board” means the Board of Directors of the Company.

“Change in Control” means a “Change in the Ownership or Effective Control of a Corporation or in the Ownership of a Substantial Portion of the Assets of a Corporation” under Treasury Department Final Regulation 1.409A-3(j)(5), or any successor thereto.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations, and administrative guidance issued thereunder.

“Committee” means the committee of the Board that has been appointed to administer the Plan or, if no committee has been appointed, the Board.

“Common Stock” means the common stock, par value $0.01 per share, of the Company, or any other security into which the common stock shall be changed pursuant to the adjustment provisions of Section 11 of the Equity Plan.

“Company” means Sabre Corporation, a Delaware corporation, or any successor to substantially all of its business.

“Deferral Election Form” means a document, in a form approved by the Committee, pursuant to which a Non-Employee Director makes a deferral election under the Plan.

“Deferred Stock Account” means a notional, bookkeeping account established under the Plan for a Participant to measure the number of vested RSUs that have been deferred by a Participant under the Plan in respect of any Plan Year commencing on or after January 1, 2015 “Election Date” means the December 31st immediately preceding the commencement of a Plan Year. If an individual first becomes eligible to participate in the Plan on an Annual Meeting date or after the start of a Plan Year, the Election Date will be the thirtieth day following such Annual Meeting date or initial participation date, as the case may be.

“Equity Plan” means the Sabre Corporation 2014 Omnibus Incentive Compensation Plan.

“Fair Market Value” of a share of Common Stock on a given date will be based upon either (i) if the Common Stock is listed on a national securities exchange or quoted in an interdealer quotation system, the last sales price or, if unavailable, the average of the closing bid and asked prices per share of Common Stock on such date (or, if there was no trading or quotation in the Common Stock on such date, on the next preceding date on which there was trading or quotation) as provided by one of such organizations or (ii) if the Common Stock is not listed on a national securities exchange or quoted in an interdealer quotation system, the price will be equal to the Company’s fair market value, as determined by the Board in good faith based upon the best available facts and circumstances at the time.

“Non-Employee Director” means a member of the Board who is not an employee of the Company or any of its Subsidiaries.

“Participant” means a Non-Employee Director who commences participation in the Plan and whose participation in the Plan has not terminated. A spouse or former spouse of a Participant will not be treated as a Participant in the Plan or have an account balance under the Plan, even if he or she has an interest in the Participant’s benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

“Plan Year” means the period beginning on January 1 of each year and ending on December 31 of such year.

“RSU” means a restricted stock unit representing one share of Common Stock granted to the Participant under the Equity Plan or, if applicable, any predecessor or successor plan.

“Subsidiary” means a corporation or other entity with respect to which the Company, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body.

“Termination of Service” or “termination of service” means a separation from service as defined under Section 409A of the Code.

SECTION 3

Administration

(a) The Plan will be administered by the Committee. Members of the Committee may be Participants in the Plan. The Committee will be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to make factual determinations in connection with the administration or interpretation of the Plan, and to make any other determinations that it believes are necessary or advisable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Deferral Election Form to the extent the Committee deems desirable to carry the Plan into effect. Any decision of the Committee in the administration of the Plan, as described herein, will be final and conclusive. The Committee may act only by a majority of its members, except that the members thereof may authorize any one or more of the Committee members to execute and deliver documents on behalf of the Committee. In addition, in the administration of the Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to the Company.

(b) The Committee will be entitled to rely in good faith upon any report or other information furnished to it by any officer or employee of the Companies or from the financial, accounting, legal or other advisers of the Companies. Each member of the Committee, each individual designated by the Committee to administer the Plan and each other person acting at the direction of or on behalf of the Committee will not be liable for any determination or anything done or omitted to be done by him or by any other member of the Committee or any other such individual in connection with the Plan, except for his own willful misconduct or as expressly provided by statute, and to the extent permitted by law and the bylaws of the Company, will be fully indemnified and protected by the Company with respect to such determination, act or omission.

SECTION 4

Elective Deferral of Annual Fees and Annual RSU Grant

4.1	Elective Deferrals Generally

The Committee will have sole discretion to determine the terms and conditions applicable to an annual elective deferral. To the extent permitted by the Committee and subject to the terms and conditions provided by the Committee, a Participant for a given Plan Year may make an election to defer the receipt of amounts payable to the Participant in the form of compensation for services to be rendered during that Plan Year. The Participant’s election will be evidenced by a Deferral Election Form completed and submitted to the Committee in accordance with the procedures and time frames as may be established by the Committee in its sole discretion, and may be made by a Participant in respect of the Participant’s Annual RSU Grant.

If a Participant is permitted to elect and does elect one or more different payment schedules for deferrals made in respect of different Plan Years, the Committee will establish separate sub-Accounts under the Plan for such Participant that are notional, bookkeeping accounts to track the number of RSUs in the Participant’s Deferred Stock Account payable or distributable in connection with each such Plan Year.

The Committee, in its sole discretion, may permit a Participant, upon written request to the Committee, to delay a payment if the conditions set out in Section 1.409A-2 of the regulations issued pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) are met. Those conditions include the following: (i) the election to delay may not take effect until at least twelve (12) months after the date on which the election is made, (ii) if the payment is to be made for a reason other than the Participant’s death, disability (as defined in Section 409A of the Code) or unforeseeable emergency, the payment must be deferred for no less than five (5) years from the date the payment would otherwise have been received, and (iii) if the payment would otherwise be made at a specified time or pursuant to a fixed schedule, the election to change the date must be made at least twelve (12) months before the scheduled payment date.

4.2	Elective Deferral of RSU Grant

(a) Crediting of Deferred Stock Account. If the Company makes an annual grant of RSUs to a Non-Employee Director in a Plan Year commencing on or after January 1, 2015 (an “Annual RSU Grant”), the number of RSUs forming part of such Annual RSU Grant deferred by a Participant will be referred to collectively as the “Annual RSU Elective Deferral”. The number of RSUs that are subject to an effective Annual RSU Elective Deferral will be credited to the Participant’s Deferred Stock Account on the vesting date of the Annual RSU Grant to which such Annual RSU Elective Deferral pertains.

(b) Minimum and Maximum Deferrals. In respect of the Plan Year that commences on January 1, 2015, (i) a Non-Employee Director who elects to make an elective deferral of his or her Annual RSU Grant must elect to defer at least twenty-five percent (25%) of his or her Annual RSU Grant and (ii) a Non-Employee Director may elect to defer up to 100% of his or her Annual RSU Grant in increments of twenty-five percent (25%) of his or her Annual RSU Grant. In respect of Plan Years commencing after January 1, 2015, the Committee may designate different minimum and maximum amounts that a Non-Employee Director may elect to defer under the Plan; provided, that if the Committee does not designate specific minimum and maximum amounts in respect of any Plan Year, the minimum and maximum amounts that applied in the immediately preceding Plan Year will be deemed to continue to apply.

4.3	Dividend Equivalents

Unless otherwise determined by the Committee, a Participant’s Deferred Stock Account, will, from time to time during such Participant’s period of participation under the Plan, including during the period following the Participant’s Termination of Service and prior to the date on which all RSUs in the Participant’s Deferred Stock Account have been settled, be credited on each dividend payment date in respect of Common Stock with additional RSUs, the number of which will be equal to the quotient determined by dividing (a) the product determined by multiplying (i) one hundred percent (100%) of each dividend declared and paid by the Company on the Common Stock on a per share basis by (ii) the number of RSUs recorded in the Participant’s Deferred Stock on the record date for the payment of any such dividend, by (b) the Fair Market Value of a share of Common Stock on the dividend payment date for such dividend, in each case, with fractions computed to three decimal places. For the avoidance of doubt, no fractional shares will be credited to a Participant’s account, but will be rounded down to the nearest whole share.

4.4	Written Statements of Account

The Company will furnish each Non-Employee Director with a statement setting forth the total number of RSUs in such Non-Employee Director’s Deferred Stock Account as of the end of each Plan Year. Such statement will be furnished no later than ninety days after the end of the Plan Year.

4.5	Manner, Timing and Form of Payment of Deferred Stock Accounts

(a) Payment of Deferred Stock Account. The RSUs in a Participant’s Deferred Stock Account will be settled in shares of Common Stock. All distributions made in the form of Common Stock will be distributed pursuant to, and count against the number of shares reserved for issuance under, the Equity Plan or such other plan, program, agreement or arrangement under which the shares of Common Stock or right to acquire or receive shares of Common Stock were initially awarded. Shares of Common Stock actually delivered in settlement of a Participant’s Stock Account may be originally issued shares or treasury shares, in the discretion of the Committee. Payment will be made in a single lump sum.

For purposes of clarification, a Participant’s elections in his or her Deferral Election Form applicable to amounts deferred in respect of a Plan Year will also apply to all corresponding dividend equivalents.

(b) Restrictions on Transfer. The Company will pay any amounts payable under the Plan only to the Non-Employee Director or Beneficiary designated under the Plan to receive such amounts. Neither a Non-Employee Director nor his Beneficiary will have any right to anticipate, alienate, sell, transfer, assign, pledge, encumber or change any benefits to which he may become entitled under the Plan, and any attempt to do so will be void. Amounts payable under the Plan will not be subject to attachment, execution by levy, garnishment, or other legal or equitable process for a Non-Employee Director’s or Beneficiary’s debts or other obligations.

SECTION 5

Designation of Beneficiary

Each Non-Employee Director may designate a Beneficiary to receive any amounts due under the Plan on the Non-Employee Director’s death by executing a Beneficiary Designation Form. A Non-Employee Director may change an earlier Beneficiary designation by executing a later Beneficiary Designation Form and delivering it to the Committee. The execution of a Beneficiary Designation Form and its receipt by the Committee revokes and rescinds any prior Beneficiary Designation Form.

SECTION 6

Recapitalization or Reorganization

6.1	Authority of the Company and Stockholders

The existence of the Plan will not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks having rights superior to or affecting the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

6.2	Change in Capitalization

Notwithstanding any other provision of the Plan, in the event of the occurrence of any action referenced in Section 11 of the Equity Plan (or the appropriate section of any amended, updated, replacement or successor Equity Plan) : (i) the Committee will effectuate any actions taken by the Board under the Equity Plan in respect of the RSUs credited to a Non-Employee Director’s Deferred Stock Account and (ii) the Committee may make such other adjustments, consistent with the foregoing, as it deems appropriate in its sole discretion. Notwithstanding the foregoing, the Committee will not make any adjustments hereunder that would require approval of the shareholders of the Company without first obtaining such approval.

SECTION 7

Records; Claims Procedure

7.1	Records of Administration

The Administrator will keep or designate another party to keep records reflecting the administration of this Plan which will be subject to audit by the Company.

7.2	Expenses

The expenses of administering this Plan will be borne by the Company.

7.3	Claims Review Procedures

The following claim procedures will apply:

(a) Denial of Claim. If a claim for benefits is wholly or partially denied, the claimant will be given notice in writing of the denial within a reasonable time after the receipt of the claim, but not later than ninety (90) days after the receipt of the claim. However, if special circumstances require an extension, written notice of the extension will be furnished to the claimant before the termination of the 90-day period. In no event will the extension exceed a period of ninety (90) days after the expiration of the initial 90-day period. The notice of the denial will contain the following information written in a manner that may be understood by a claimant:

(i) The specific reasons for the denial;

(ii) Specific reference to pertinent Plan provisions on which the denial is based;

(iii) A description of any additional material or information necessary for the claimant to perfect his claim and an explanation of why such material or information is necessary;

(iv) An explanation that a full and fair review by the Administrator of the denial may be requested by the claimant or his authorized representative by filing a written request for a review with the Administrator within sixty (60) days after the notice of the denial is received; and

(v) If a request for review is filed, the claimant or his authorized representative may review pertinent documents and submit issues and comments in writing within the 60-day period described above.

(b) Decisions after Review. The decision of the Administrator with respect to the review of the denial will be made promptly and in writing, but not later than sixty (60) days after the Administrator receives the request for the review. However, if special circumstances require an extension of time, a decision will be rendered not later than one hundred twenty (120) days after the receipt of the request for review. A written notice of the extension will be furnished to the claimant prior to the expiration of the initial 60-day period. The claimant will be given a copy of the decision, which will state, in a manner calculated to be understood by the claimant, the specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based.

(c) Other Procedures. Notwithstanding the foregoing, the Administrator may, in its discretion, adopt different procedures for different claims without being bound by past actions. Any procedures adopted, however, will be designed to afford a claimant a full and fair review of the claimant’s claim and will comply with any applicable regulations under ERISA.

7.4	Finality of Determinations; Exhaustion of Remedies

To the extent permitted by law, decisions reached under the claims procedures set forth in Section 7 will be final and binding on all parties. No legal action for benefits under this Plan will be brought unless and until the claimant has exhausted the claimant’s remedies under Section 7. In any such legal action, the claimant may only present evidence and theories which the claimant presented during the claims procedure. Any claims which the claimant does not in good faith pursue through the review stage of the procedure will be treated as having been irrevocably waived. Judicial review of a claimant’s denied claim will be limited to a determination of whether the denial was arbitrary, capricious or an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure.

SECTION 8

General Provisions

8.1	Restrictions on Alienation of Benefits

No right or benefit under this Plan will be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same will be void. No right or benefit hereunder will in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit. If any Participant or the Participant’s Beneficiary under this Plan should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right to a benefit hereunder, then, such right or benefit will cease and terminate.

8.2	Unfunded Status of Plan

This Plan is unfunded. Amounts payable under the Plan will be satisfied out of the general assets of the Company subject to the claims of the Company’s creditors. The Participants and/or their Beneficiaries will be unsecured creditors of the Company, subject to the Company’s “insolvency”, meaning that the Company is unable to pay its debts as they become due, or is subject to a pending proceeding as a debtor under the United States Bankruptcy Code. Benefits will be reflected on the Company’s accounting records but will not be construed to create, or require the creation of, a trust, custodial or escrow account. No Participant will have any right, title or interest whatever in or to any investment reserves, accounts, funds or assets that the Company may purchase, establish or accumulate to aid in providing the benefits described in this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, will create or be construed to create a trust or a fiduciary relationship of any kind between the Company and a Participant or any other person. Neither a Participant nor the Beneficiary of a Participant will acquire any interest hereunder greater than that of an unsecured creditor of the Company.

8.3	Deemed Investment

By electing to participate in the Plan, each Participant will be deemed to have acknowledged and agreed that the Company is not and will not be required to make any investment in connection with the Plan, nor is it required to follow the Participant’s investment directions in any actual investment it may make or acquire in connection with the Plan.

8.4	Tax Consequences Not Guaranteed

The Company does not warrant that this Plan will have any particular tax consequences for Participants or Beneficiaries and will not be liable to them if tax consequences they anticipate do not actually occur. The Company will have no obligation under any circumstances to indemnify a Participant or Beneficiary for lost tax benefits (or other damage or loss) under the Plan.

8.5	Construction

Except when otherwise indicated by the context, the definition of any term in the singular will also include the plural.

8.6	Severability

If any of the provisions of the Plan is finally held to be invalid, illegal, or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality, or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any other agreements or documents designated by the Committee as setting forth the terms of a deferral contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations, and warranties between them, whether written or oral, with respect to the subject matter thereof.

8.7	Articles and Section Titles and Headings

The titles and headings at the beginning of each Article and Section will not be considered in construing the meaning of any provisions in this Plan.

8.8	Governing Law

The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of Delaware without regard to its conflict of law principles.

8.9	Amendment and Termination

The Administrator may amend, modify or terminate this Plan at any time and in any manner. No amendment may reduce the Account balance of any Participant at the time of such amendment or accelerate the timing of payments due under this Plan except as provided below, unless such amendment is made to comply with any law or regulation. In the event of a termination of this Plan, no further deferrals will be made under this Plan. Any and all amendments to and any termination of the Plan must be made in compliance with Section 409A of the Code.

8.10	Termination after Change in Control

If a Change in Control occurs, the Administrator may terminate this Plan within thirty (30) days preceding or the twelve (12) months following the Change in Control. In the event of a termination associated with a Change in Control, a Participant’s Cash Account and Deferred Stock Account in this Plan and all amounts due under similar plans of the Company will be distributed in accordance with Section 409A of the Code.

8.11	Termination after Corporate Dissolution

The Administrator may terminate this Plan within twelve (12) months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), provided that the amounts deferred under this Plan are distributed to the Participants and included in their taxable income within the time limits specified for such terminations in the Regulations under Section 409A.

8.12	Company Decision to Terminate Plan

The Company may terminate this Plan provided that the Company terminates all of its deferral arrangements that would be aggregated with this Plan pursuant to Section 409A of the Code, and further provided that no payments of amounts deferred under the Plan are made within twelve (12) months of the termination other than payments that would otherwise be payable under this Plan if this Plan had not been terminated, and provided further that payments of all remaining amounts deferred under the Plan are made within twenty-four (24) months of the termination, and provided further that the Company does not adopt any new deferral arrangement that would be aggregated with any terminated arrangement at any time within five years following the date of termination.

8.13	No Rights as Stockholder

The crediting of RSUs to a Participant’s Deferred Stock Account will not confer on the Participant any rights as a stockholder of the Company.

IN WITNESS WHEREOF, Sabre Corporation has caused this instrument to be executed in its name as of October 29, 2014 as approved by the Board of Directors.

SABRE CORPORATION

/s/ William G. Robinson
By:	William G. Robinson
Title:	EVP and Chief Human Resource Officer